Contact: Jon Anderson, Actel Corporation (650) 318-4445

For Release: May 21, 2007 @ 1:15 PM PT

ACTEL RECEIVES ADDITIONAL NASDAQ NOTICE

Mountain View, Calif. – Actel Corporation (NASDAQ: ACTL) today announced that it received, on May 15, 2007, a notice from The Nasdaq Stock Market (“Nasdaq”) of an additional Staff determination that the Company is not in compliance with the requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14), under which listed companies must file with the Securities and Exchange Commission (“SEC”) all required reports. Actel’s noncompliance is a result of the ongoing review of its historical stock option grant practices and related failure to file with the SEC a Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2007.

As previously announced, Actel already received notices from Nasdaq of Staff determinations that the Company is not in compliance with Rule 4310(c)(14) due to Actel’s failure to file with the SEC a Quarterly Report on Form 10-Q for the quarter ended October 1, 2006, and an Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (“Form 10-K”). Actel also already received notice from Nasdaq of a Staff determination that the Company is not in compliance with the requirements for continued listing set forth in Nasdaq Marketplace Rules 4350(e) and 4350(g), under which listed companies must hold an annual meeting of shareholders, solicit proxies, and provide proxy statements to Nasdaq. Actel did not hold an annual meeting of shareholders during 2006 because of the stock option review.

On February 16, 2007, a Nasdaq Listing Qualifications Panel (“Panel”) granted the Company’s request for continued listing, subject to certain conditions. On April 2, 2007, the Nasdaq Listing and Hearing Review Council (“Listing Council”) stayed the Panel’s decision pending a review by the Listing Council. The Nasdaq Listing Qualifications Department will provide the Listing Council with an updated qualifications summary sheet, as well as any additional information that the Staff believes would assist the Listing Council in its review of this matter, by June 20, 2007. The Company may submit any additional information that it wishes the Listing Council to consider by June 29, 2007.

Stock Option Review

As previously announced:

On September 22, 2006, a Special Committee of the Board of Directors of Actel, composed of independent directors and assisted by independent counsel, was appointed to review the Company’s historical stock option grant practices and related accounting.

Actel voluntarily informed the staff of the SEC about the internal review and is cooperating with the SEC in its informal inquiry.

On January 18, 2007, Actel’s management concluded that shareholders and other investors should no longer rely on the Company’s financial statements and the related reports or interim reviews of Actel’s independent registered public accounting firm and all earnings press releases and similar communications issued by the Company for fiscal periods commencing on or after January 1, 1996.

On January 30, 2007, the Special Committee presented its preliminary findings to the Board of Directors. The preliminary findings are described in a Current Report on Form 8-K filed by Actel on February 1, 2007.

On March 9, 2007, the Special Committee delivered its final report to the Board of Directors.

Working with its independent registered public accounting firm, the Company is evaluating corrections to measurement dates and other related accounting issues and is quantifying the financial and tax impact of those corrections and related issues. In lieu of amending its prior SEC filings to restate financial statements, Actel intends to include in its Form 10-K the comprehensive disclosure outlined in guidance posted by the SEC Chief Accountant’s Office on January 16, 2007.

The Company intends to file its delinquent SEC periodic reports, including any required restatements, and solicit proxies and hold an annual shareholders’ meeting as soon as practicable.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Actel’s intentions. Actual results may differ materially from those indicated in the forward-looking statements. Risk factors that make it difficult for the Company to predict when it will become current with the SEC’s periodic reporting requirements and compliant with the Nasdaq’s listing requirements include the results and findings of the stock option review and the effect of such results or findings on Actel’s financial statements. Other potential consequences include modifications in the amount and timing of previously awarded stock-based compensation; the recording of additional expenses, including the recording in past periods of expenses that were deemed immaterial at the time and the recording in the 2006 fiscal year of expenses that would ordinarily have been subsequent events; claims and proceedings relating to such matters, including shareholder litigation and action by the SEC and/or other governmental agencies; and negative tax or other implications resulting from any accounting adjustments or other factors. There can also be no assurance that Nasdaq will continue to list Actel’s Common Stock. Any failure to meet the expectations set forth in the forward-looking statements could cause the price of the Company’s stock to decline significantly. Actel does not assume, and expressly disclaims, any duty to update the forward-looking statements or risk factors.

About Actel

Actel Corporation is the leader in single-chip FPGA solutions. Actel trades on the NASDAQ Global Market under the symbol ACTL and is headquartered at 2061 Stierlin Court, Mountain View, Calif., 94043-4655. For more information about Actel, visit http://www.actel.com. Telephone: 888-99-ACTEL (992-2835).

The Actel name and logo are registered trademarks of Actel Corporation.